UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 29, 2006

ORTEC INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27368	11-3068704
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation )	File Number)	Identification No.)

3960 Broadway, New York, New York		10032
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 740-6999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement

          On November 29, 2006 our Chairman and our Chief Executive Officer agreed to provide bridge financing to us of $110,000. In October, 2006 and earlier in November, 2006, other persons (including one of our directors) also provided us with bridge financing of an additional $450,000 in aggregate. Paul Royalty Fund, L.P., (PRF) to whom in 2001 for $10,000,000 we sold an interest in our future revenues, has agreed that such $560,000 in bridge financing, plus up to an additional $240,000 that we may borrow in additional bridge financing, may in the future be repaid by us before PRF receives certain payments from us to which it may be entitled under our agreement assigning an interest in our revenues to PRF.

Item 8.01          Other Events

          Also on November 29, 2006, we and PRF signed a non binding term sheet which provides that upon our receiving an additional $7.2 million in cash funding and certain other conditions, PRF will convert its interest in our future revenues to a new series of our convertible preferred stock. PRF’s convertible preferred stock will have a face amount of $10,000,000 for purposes of determining how many shares of our common stock such preferred shares will be convertible into. The term sheet contemplates that the funds we raise in the future will also be through the sale of our convertible preferred stock, which will be convertible at the same price per common share as the $10,000,000 of convertible preferred stock that PRF will receive. However, the convertible preferred stock PRF will receive will have a first liquidation preference of $15 million, other investor’s convertible preferred shares would have a liquidation preference for the next $20 million, and PRF would have the third liquidation preference of an additional $5 million. If required, in order to list Ortec’s common stock on a securities exchange, PRF will convert its interest in our future revenues to our convertible preferred stock (which will have the same conversion and liquidation preference features described above) but only if we have by that time raised a cumulative $6 million from the sale of our equity securities.

          The term sheet also provides for a change of some of our directors contemporaneous with PRF converting its interest in our future revenues into our convertible preferred stock, and for us to pay certain legal fees incurred by PRF in their dealings with us in the past and in the transaction contemplated by the term sheet.

          The term sheet requires PRF and us to proceed in good faith to negotiate and execute binding definitive agreements based on the term sheet within ten business days.

          In the past, we have entered into forbearance agreements with PRF pursuant to which PRF agreed to waive until January 1, 2007 certain of covenants in our agreement with PRF for which we were in default. The term sheet provides that upon execution of the definitive agreements such forbearance will be extended for another four months, and for an additional eight months after the FDA accepts the filing of our application for Pre Market Approval for commercial sales of our cryopreserved OrCel® product for the treatment of venous leg ulcers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 29, 2006

ORTEC INTERNATIONAL, INC. By: /s/ Alan W. Schoenbart Alan W. Schoenbart Chief Financial Officer